Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Launch of Senior Secured Notes Offering

ATLANTA, GA – March 26, 2012 – HD Supply, Inc. (“HD Supply”) today announced that it intends to commence a private offering of Senior Secured First Priority Notes due 2019 (the “First Priority Notes”) and Senior Secured Second Priority Notes due 2020 (the “Second Priority Notes” and together with the First Priority Notes, the “Notes”). HD Supply also intends to concurrently refinance its ABL credit facility and senior secured term loan facility. There can be no assurance that the private offering of Notes or the other financings will be completed.

In addition to refinancing its ABL credit facility and senior secured term loan facility, HD Supply intends to use the estimated $1,850 million of aggregate proceeds from the sale of the First Priority Notes and first lien term loan borrowings under new credit facilities together with borrowings under a new ABL credit facility, the estimated $775 million of proceeds from the sale of the Second Priority Notes and the incurrence of other indebtedness to refinance its 12.0% Senior Cash Pay Notes due 2014.

The Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 29, 2012, filed on March 23, 2012 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.